Exhibit 99.1

July 29, 2014

Dear Fellow Stockholder of Oculus Innovative Sciences, Inc.:

Fiscal year 2014 was a year of significant change for Oculus—change that we firmly believe will set the stage for our future growth and success. As you know, on March 26, 2014, our subsidiary Ruthigen, Inc. closed its initial public offering, allowing it to operate independently from us as we renewed our focus on our core Microcyn® Technology and its expanding market opportunities. Having said that, we were simultaneously challenged by increased competition, along with declining partner sales in some markets. Needless to say, we were not pleased with our 2014 revenues and believe we can, and must, do better moving forward.

We also welcomed two new independent directors to our Board in the last year, each possessing a wealth of experience and skill sets. We are confident that our leadership’s ingenuity, adaptivity and vision will guide Oculus to success for years to come. Our long-term objectives include:

1.	Expanding Our Existing Markets. Our core Microcyn® Technology is a highly effective, unique technology with very broad applications. Our products have received wide acceptance in over 33 countries. It is our/ aim to establish Microcyn® as the standard for advanced wound care in the United States and to continue obtaining additional regulatory approvals for our products and their applications in all our current markets. Additionally, we plan to continue expanding our international footprint into new countries worldwide.

2.	New Market Opportunities. The U.S. acne market is significant with approximately $1 billion in annual revenues. We have developed a Microcyn®-based acne product and believe we are well situated to take advantage of this market opportunity. We plan to pursue the necessary drug approvals to market our acne product in the United States. We most recently received a CE mark for a Microcyn®-based hydrogel for treatment of mild to moderate acne in Europe. Similarly, the dental and oral care markets are substantial and present a market opportunity for Oculus, having already secured a CE mark approval for an oral care product in Europe. We are exploring the creation of a dedicated oral care division that would pursue the oral and dental care markets, both domestically and abroad.

3.	Development of a Direct Domestic Sales Force. We plan to continue developing a direct sales force, while maintaining, when it makes financial sense, our existing sales partners. We believe this will facilitate expansion into new markets and provide for subsequent revenue growth.

4.	Diversification. Our Microcyn®-based technology is the core of our business and we will continue working off the success it has brought. However, we realize that diversification is a prudent long-term strategy for success. As such, we intend to diversify into other technologies by seeking out non-Microcyn®-based products and integrating them, over time, into our product portfolio.

While our revenues this past year were a disappointment to our team, there is also cause for optimism:

•	Ruthigen’s Successful IPO. In March of this year, Ruthigen closed its initial public offering and on that date Oculus retained a 43% interest in Ruthigen. We are excited for Ruthigen and proud of our collaborative efforts to make this initial public offering a reality.

•	Increased Sales Outside U.S. Our worldwide sales continue to grow. International revenue for the fiscal year ended March 31, 2014, increased $269,000, or 15%, as compared to the same period in the prior year, with increases in Europe, the Middle East, India, and Singapore.

•	Additional Approvals. In July 2013, we received a Mexican patent for use of our Microcyn® surgical solution in the treatment and prevention of peritonitis. In December 2013, we received our eighth 510(k) device clearance from the FDA for a hydrogel used for management of scarring, and in February 2014, we received a CE mark for a hydrogel used in the management and treatment of mild to moderate acne.

•	Decrease in Expenses. Although our research and development expenses increased 30% this year, we expect such expenses will decrease over the next few quarters, as most of the research and development expenses last fiscal year were incurred in connection with Ruthigen. Conversely, our selling, general and administrative expenses decreased 3%, while all other expenses decreased 35%, and our interest expense decreased 4%. Notably, the outstanding debt and future interest payments we owed were settled in full, leaving Oculus essentially debt-free.

Looking ahead, we believe Oculus is well situated for future growth and long-term success. We have a dedicated Board with a clear vision for the future and concrete strategies to achieve our goals; dedicated and talented employees, who work diligently to establish Oculus as a leader in the healthcare industry and a company of which we can all be proud.

This year, our Annual Meeting of Stockholders will be held at 10:00 a.m. Pacific Daylight Time, on Wednesday, September 10, 2014, at our offices located at 1129 N. McDowell Blvd., Petaluma, California.

We look forward to seeing you there and thank you for your continued support.

Jim Schutz

Chief Executive Officer

Robert Miller

Chief Financial Officer and Chief Operating Officer